EXHIBIT 5.1

Sierchio & Company, LLP
430 Park Avenue
Suite 702
New York, New York 10022
Telephone (212) 246-3030
Facsimile (212) 246-3039

January 9, 2013

Board of Directors
New Energy Technologies, Inc.
9192 Red Branch Road, Suite 110
Columbia, Maryland 21045

Re:           Registration Statement on Form S-1 (File No. 333-182253) (the “Registration Statement”)

Gentlemen:

We have acted as counsel to New Energy Technologies, Inc., a Nevada corporation (the “Company”) in connection with Registration Statement offering up to a maximum of 1,875,000 units of its securities (the “Units”), with each Unit consisting of one share of the Company’s common stock, $0.001 par value per share (the “Unit Shares”) and one-half Series H Stock Purchase Warrant (the “Series H Warrants”). Each full Series H Warrant entitles the holder to purchase one additional share of the Company’s common stock (the “Warrant Shares”) for a period of three years from the date of issuance, with no fractional shares being sold all on the terms and conditions set forth in the Series H Warrants. The Units, the Unit Shares, the Series H Warrants and the Warrant Shares are sometimes collectively referred to herein as the “Securities.”

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

For the purposes of rendering this opinion, we have examined originals or certified photostatic copies of such other corporate records, agreements, instruments and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

As to questions of fact relevant to the opinions expressed herein, we have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that:

(A) the Units, Unit Shares, Series H Warrants and Warrant Shares have been duly authorized;

(B) upon issuance and delivery of the Unit Shares against payment therefor in accordance with the terms of the Subscription Agreement and issuance and delivery of the Warrant Shares upon due exercise of the Series H Warrants and payment therefor, such Unit Shares and Warrant Shares, respectively, will be validly issued, fully paid and non-assessable; and

(C) upon issuance and delivery of the Units and Series H Warrants in accordance with terms of the Registration Statement and the Subscription Agreements, such Units and Series H Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as qualified below.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and the Subscription Agreement; and, any Securities that consist of shares of capital stock will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unissued and unreserved amounts of such capital stock; (iii) the resolutions authorizing the Company to issue, offer and sell the Securities will have been adopted by the Company’s Board of Directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; (iv) all Securities will be issued in compliance with applicable federal and state securities laws and (v) the Subscription Agreement, will be governed by and construed in accordance with the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than the Company.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws set forth in Chapter 78 of the Nevada Revised Statutes, applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws and, as to the Series H Warrants constituting legal obligations of the Company, solely with respect to the laws of the State of Nevada. We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the headings “Legal Matters” in the prospectus that forms a part of the Registration Statement and “Legal Matters” in any prospectus supplement that will form a part of the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder. This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in this paragraph, is not to be used, circulated or quoted for any other purpose. This opinion supersedes and replaces all prior opinions regarding the subject matter hereof.

Very truly yours,

/s/ Sierchio & Company, LLP
Sierchio & Company, LLP